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                                                                    Exhibit 99.6

NEWS RELEASE

                                                         [UTILICORP UNITED LOGO]

MEDIA CONTACTS:
Ethan Hirsh -       816-467-3509
Media Relations -   816-467-3000

INVESTOR CONTACTS:
Ellen Fairchild -   816-527-1409

          UTILICORP FILES AQUILA EXCHANGE OFFER DOCUMENTS WITH THE SEC
                          AND BEGINS THE EXCHANGE OFFER

KANSAS CITY, MO, December 3, 2001 -- UtiliCorp United (NYSE: UCU) today filed with the Securities and Exchange Commission the offering materials for the company's previously announced exchange offer under which UtiliCorp is offering to acquire all of the outstanding publicly held Class A common shares of its 80 percent-owned subsidiary, Aquila, Inc. (NYSE: ILA). Aquila shareholders are being offered .6896 shares of UtiliCorp common stock in a tax-free exchange for each outstanding share of Aquila Class A common stock.

     "We strongly believe that greater shareholder value can be obtained by recombining the financial strength of UtiliCorp with Aquila's growth strategy," said Richard C. Green, Jr., UtiliCorp chairman and chief executive officer. "With its larger asset base, earnings potential and cash flow, the combined company will have more efficient access to capital to take advantage of opportunities we expect to materialize over the next 18 months."

     The recent changes in the merchant energy sector, the general economy and the impact of these changes on the capital markets were significant factors in the decision to recombine the two companies, he added.

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UtiliCorp Exchange Offer, Page 2

     The UtiliCorp exchange offer requires that at least a majority of Aquila's Class A shares are tendered by Aquila shareholders other than UtiliCorp's directors and executive officers, and this condition may not be waived. After successful completion of the exchange offer, UtiliCorp has committed to complete a "short-form" merger of Aquila with a UtiliCorp subsidiary. In the merger, each remaining Aquila Class A share will be converted (subject to the exercise of appraisal rights) into the same number of shares of UtiliCorp common stock as are paid in the exchange offer.

     Green said that current Aquila shareholders will have the opportunity to continue to participate in Aquila's growth through their ongoing ownership in the combined company. Following completion of the short-form merger UtiliCorp will adopt "Aquila" as the corporate name.

     Based in Kansas City, UtiliCorp United is an international electric and gas company with energy customers and operations across the U.S. and in Canada, the United Kingdom, New Zealand, and Australia. Its 80 percent-owned Aquila, Inc. subsidiary is one of the largest wholesalers of electricity and natural gas in North America. Aquila also provides wholesale energy services in the U.K. and has a presence in Scandinavia and Germany. At September 30, 2001, UtiliCorp had total assets of $11.9 billion and 12-month sales of $42.3 billion. Additional information is available at WWW.UTILICORP.COM and WWW.AQUILA.COM.

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UtiliCorp Exchange Offer, Page 3

ADDITIONAL INFORMATION AND WHERE TO FIND IT

     In connection with the proposed transaction, UtiliCorp United Inc. has filed an exchange offer prospectus and related materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the exchange offer prospectus and other documents filed by UtiliCorp with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the exchange offer prospectus, as well as UtiliCorp's related filings with the Commission, may also be obtained from UtiliCorp by directing a request to UtiliCorp United Inc., Investor Relations, 20 West Ninth Street, Kansas City, MO 64105, 816-467-3501.

                           FORWARD-LOOKING INFORMATION

THE TERMS "INTENDS," "PLANS" AND SIMILAR TERMS IDENTIFY FORWARD-LOOKING INFORMATION. ALTHOUGH UTILICORP BELIEVES THAT ITS EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS GOALS WILL BE ACHIEVED. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS INCLUDE THE SATISFACTION OF ALL CONDITIONS TO THE EXCHANGE OFFER THAT CANNOT BE WAIVED AND THE SATISFACTION OR WAIVER OF CONDITIONS TO THE EXCHANGE OFFER THAT MAY BE WAIVED. SOME OF THE CONDITIONS TO THE EXCHANGE OFFER WILL INCLUDE THE RECEIPT OF ALL REQUIRED REGULATORY APPROVALS, THE TENDER BY THE PUBLIC SHAREHOLDERS OF THE MAJORITY OF THEIR SHARES AND THE ABSENCE OF AN INJUNCTION OR LITIGATION CONCERNING THE EXCHANGE OFFER. IN LIGHT OF THESE UNCERTAINTIES, THERE CAN BE NO ASSURANCES THAT THE EXCHANGE OFFER WILL BE COMPLETED.

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